UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2016 (March 24, 2016)

Town Sports International Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36803	20-0640002
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Penn Plaza (4th Floor), New York, New York		10001
(Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 246-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2016, Town Sports International Holdings, Inc. (the “Company”) made certain awards under the Amended and Restated 2006 Annual Performance Bonus Plan (the “Bonus Plan”), pursuant to which its executive officers will be eligible to receive annual cash incentive awards, generally set as a percentage of base salary, upon achievement of certain pre-established Adjusted EBITDA targets. For 2016, Patrick Walsh, Executive Chairman, will be eligible to receive a target payment of $600,000, up to a maximum of two times such amount, Gregory Bartoli, Chief Operating Officer, Carolyn Spatafora, Chief Financial Officer, and other executive officers will be eligible to receive up to a maximum of two times of their respective target incentive payments, which targets are 112.5% of base salary for Mr. Bartoli and 50% of base salary for Ms. Spatafora.

On March 24, 2016, the Company amended Ms. Spatafora’s severance agreement also to provide for severance benefits in the event that she is constructively terminated or terminated without cause in the absence of a change in control. Under Ms. Spatafora’s severance arrangement, she will be required to comply with a non-competition covenant for a period of up to one year and will receive in return one year of salary (fourteen months in the case of a constructive termination), a pro rata target annual bonus (provided, in the case of a termination in the absence of a change in control, that the Company is, at the time of such termination, on budget to achieve target performance of bonus targets under the Bonus Plan), continuation of health and dental and disability coverage for up to two years, continuation of fitness club membership for one year and eligibility for outplacement assistance with a cost not to exceed $25,000. Such payments will be in lieu of any severance payments provided under the Company’s stock incentive plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date:	March 29, 2016	By:	/s/ Carolyn Spatafora
Carolyn Spatafora
Chief Financial Officer